Exhibit 99.1

Non-employee Director Compensation FY2007

Monthly Retainer	$3,000
Each Board Meeting attended	2,000
(full member scheduled with agenda)
Each Committee Meeting attended Chairman	2,500
Non-Chairmen	1,500
Lead Director – Each Outside Director meeting	2,500
Board Chairman – Monthly Retainer	5,000
Audit Committee Chairman – Monthly Retainer	750
Single Issue Telephonic Meetings Chairman	1,000
Non-Chairmen	500